Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

As independent petroleum engineering consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our report, dated March 31, 2026, for Three Rivers Royalty, LLC included in or made part of this Registration Statement on Form S-1 of WhiteHawk Income Corporation, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

Ryder Scott Company, L.P.
Texas Registered Engineering Firm

/s/ Ryder Scott Company, L.P.

Houston, Texas
May 11, 2026